EXHBIT 10.9

February 2, 2015	PERSONAL & CONFIDENTIAL

Mr. Gannon Giguiere

Eventure Interactive, Inc.

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

Dear Mr. Giguiere:

The purpose of this letter (the “Agreement”) is to confirm the engagement of M1 Capital Advisors, LLC. (“M1”) by Eventure Interactive, Inc. (“Eventure” or “Client”) to provide strategic and corporate consulting services (“Consulting Services”) as outlined below.

Section 1. Services. M1 will provide Client with Consulting Services that include development and refinement of business plan; investor presentation materials; market and competitive research assessment and review of product feature sets; and go-to-market strategies and initiatives.

Section 2. Fees. The compensation shall be $110,000 for the duration of 2015 (“Consulting Fees”). The Consulting Fees shall be paid to M1 upon the execution of the Agreement.

Section 3. Expenses. In addition to the compensation described in Section 2 above, Client agrees to promptly reimburse M1, upon request from time to time, not more than monthly, for all reasonable out-of-pocket expenses (travel, lodging, meals, printing, etc.) M1 incurred and that Client APPROVES IN ADVANCE, and all other expenses shall be the responsibility of the party incurring such expenses.

Section 4. Ownership of Work. Client shall retain all rights to all work performed by M1; provided, however, that M1 shall retain exclusive, full ownership of all proprietary processes, analysis tools, graphical images and drawings, presentation formatting, and any other items that are part of M1’s business of providing consulting and other advisory services to its clients.

Section 5. Confidentiality. Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any proprietary information (the “Confidential Information”) provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of Confidential Information to the extent that portion of Confidential Information:

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of Confidential Information shall continue for a term of twenty four (24) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of Confidential Information.

Section 6. Term; Termination of Engagement.

(a) M1’s engagement and all rights and obligations of the parties hereto shall commence upon M1’s receipt of a signed copy of the Agreement, (“Start Date”). The Term of the Engagement shall be for 11 months; renewable 60 days before the end of the Term, as mutually agreed upon by the Client and M1.

(b) Client may not terminate this engagement during the 11 month term. In addition to the foregoing, the provisions in this Agreement related to indemnification shall survive termination of this Agreement.

Section 7. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. This Agreement shall not be assignable by M1 without the prior written consent of Client.

Section 8. Indemnity. The indemnification provisions attached hereto as Exhibit A are incorporated herein and made a part hereof.

Section 9. Arbitration. Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Orange County, California using California laws.

Section 10. Force Majeure. Any failure or delay by either the Client or M1 in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a “Force Majeure Event”). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes. If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

Section 11. Miscellaneous.

(a) Client expressly acknowledges that all opinions and advice (written or oral) given by M1 to Client in connection with M1’s engagement are intended solely for the benefit and use of Client.

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(b) Client shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction, partnership or other agreement or arrangement shall be in the sole discretion of Client.

(c) Client is a sophisticated business enterprise that has retained M1 for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(d) Client represents and warrants to M1 that M1's engagement hereunder has been duly authorized and approved by all corporate action by Client and this letter Agreement has been duly executed and delivered by Client and constitutes a legal, valid and binding obligation of Client. M1 represents and warrants to Client that M1’s engagement hereunder has been duly authorized and approved by all necessary limited liability company action by M1 and this letter Agreement has been duly executed and delivered by M1 and constitutes a legal, valid and binding obligation of M1.

(e) M1 shall have the right to include Client’s name, logo and any non-confidential information relating to the project in M1’s website and marketing materials.

(f) The Client acknowledges that it is not relying on the advice of M1 Capital for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(g) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

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This Agreement and the exhibit attached hereto shall constitute the full scope of the relationship between M1 and Client. Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Very truly yours,

M1 CAPITAL ADVISORS, LLC

By:	/s/ Toan Bui
Toan Bui
Managing Partner

Agreed to and accepted:

Eventure interactive, Inc.

By:	/s/ Michael Rountree
Michael Rountree
Chief Financial Officer

Exhibit A

INDEMNIFICATION PROVISION

Eventure Interactive, Inc. (the “CLIENT”) and M1 Capital Advisors, LLC (“M1”), agrees to indemnify and hold harmless each other and its affiliated entities, partners, employees, consultants, legal counsel, agents, members, managers, representatives, and agents (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Indemnified Parties’ performance or nonperformance of its obligations under the letter agreement between Client and M1 to which these provisions are attached and form a part (the “Agreement”); provided, however, that the Indemnified Parties shall not be obligated to indemnify, defend or hold harmless each other for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Indemnified Parties as a result of acts or omissions of Indemnified Parties which have been made or not made in bad faith or which constitute willful misconduct.